As filed with the Securities and Exchange Commission on March 28, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Global Self Storage, Inc.
(Exact name of registrant as specified in its charter)

Maryland	13-3926714
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
11 Hanover Square, 12th Floor
New York, NY 10005
(Address of Principal Executive Offices) (Zip Code)

GLOBAL SELF STORAGE, INC. 2017 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

(212) 785-0900
(Telephone number, including area code, of agent for service)

Mark C. Winmill
Chairman, President and Chief Executive Officer
Global Self Storage, Inc.
11 Hanover Square, 12th Floor
New York, NY 10005

Copy to:
Jason D. Myers, Esq.
Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
(212) 878-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐
(Do not check if a smaller reporting company)
Smaller reporting company ☒	Emerging growth company ☐

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Title of Each Class of Securities to be Registered(1)	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.01 par value	760,000	$4.27	$3,245,200	$404.03

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers additional shares that may become issuable under the plan referenced above by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding common stock.

(2)	Represents the average of the high and low sales prices of the registrant's common stock on the Nasdaq Capital Market on March 26, 2018.
(3)
Estimated solely for purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act, based on a price of $4.27 per share which represents the average of the high and low sales prices of the registrant's common stock on the Nasdaq Capital Market on March 26, 2018.

PART I
Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act. The documents containing the information specified in Part I will be delivered to the participants in the Global Self Storage, Inc. 2017 Equity Incentive Plan as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the "SEC") as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents filed by Global Self Storage, Inc., a Maryland corporation (the "Company"), with the SEC are incorporated by reference in this Registration Statement:
(a)	The Company's Annual Report on Form 10-K for the year ended December 31, 2016;
(b)	The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017, and September 30, 2017;
(c)	The Company's Current Reports on Form 8-K filed on January 5, 2017 and on October 20, 2017, and on Form 8-K/A filed on October 19, 2017;
(d)
The description of the Company's common stock, par value $0.01 per share, contained in the Company's Registration Statement on Form 10-12B filed on June 30, 2015, including any subsequent amendment or any report filed for the purpose of updating such description; and

(e)	The Company's Definitive Proxy Statement on Schedule 14A filed on August 15, 2017.
In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Notwithstanding the foregoing, under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Item 4.	Description of Securities.
Not Applicable.

Item 5.	Interests of Named Experts and Counsel.
Not Applicable.

Item 6.	Indemnification of Directors and Officers.
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action.  The Company's charter contains such a provision and eliminates the liability of the Company's directors and executive officers to the maximum extent permitted by Maryland law.
The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Company's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity.  The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:
•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation, in which the director or officer was adjudged liable to the corporation or in any proceeding charging improper personal benefit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received.  A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.  However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:
•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•
a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Company's charter and bylaws obligate the Company, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•	any present or former director or officer who is made, or threatened to be made, a party to or witness in the proceeding by reason of his or her service in that capacity; or
•
any individual who, while a director or executive officer of the Company and at the Company's request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to or witness in the proceeding by reason of his or her service in that capacity.

The Company's charter and bylaws also permit the Company, with the approval of the Company's board of directors, to indemnify and advance expenses to any individual who served any predecessor of the Company in a similar capacity, who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in such capacity, as well as to any employee or agent of the Company or a predecessor of the Company. The above discussion of the Company's charter and bylaws and of the MGCL is not intended to be exhaustive and is qualified in its entirety by such charter, bylaws and statutes.

Item 7.	Exemption from Registration Claimed.
Not Applicable.

Item 8.	Exhibits.
See Index to Exhibits, which is incorporated herein by reference.

Item 9.	Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, the State of New York, on this March 28, 2018.

GLOBAL SELF STORAGE, INC.

BY:	/s/ Mark C. Winmill
	Name:	Mark C. Winmill
	Title:	President
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark C. Winmill, Donald Klimoski II and Russell Kamerman, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

BY: /s/ Mark C. Winmill Mark C. Winmill	President, Chief Executive Officer and Chairman of the Board of Directors	March 28, 2018

BY: /s/ Thomas O' Malley Thomas O' Malley	Chief Financial Officer	March 28, 2018

BY: /s/ William C. Zachary William C. Zachary	Director	March 28, 2018

BY: /s/ Thomas B. Winmill Thomas B. Winmill	Director	March 28, 2018

BY: /s/ Russell E. Burke III Russell E. Burke III	Director	March 28, 2018

BY: /s/ George B. Langa George B. Langa	Director	March 28, 2018

EXHIBIT INDEX

Number	Description

3.1	Articles of Amendment and Restatement (included on Form 8-K as filed with the SEC on October 20, 2017, and incorporated herein by reference).
3.2	Articles Supplementary (included on Form 8-K as filed with the SEC on October 20, 2017, and incorporated herein by reference).
3.3	Second Amended and Restated Bylaws of Global Self Storage, Inc. (included on Form 8-K as filed with the SEC on October 20, 2017, and incorporated herein by reference).
4.1	Global Self Storage, Inc. 2017 Equity Incentive Plan (included on Form 8-K as filed with the SEC on October 20, 2017, and incorporated herein by reference).
4.2*	Form of Restricted Share Award Agreement.
4.3*	Form of Performance Share Award Agreement.
5.1*	Opinion of Clifford Chance US LLP, with respect to the legality of the securities being registered.
23.1*	Consent of Clifford Chance US LLP (Included in Exhibit 5.1).
23.2*	Consent of Tait, Weller & Baker LLP.
24.1*	Power of Attorney (Included on the signature page to this Registration Statement).
*Filed herewith.